PRESS RELEASE	Exhibit 99

Scripps reports first quarter results

For immediate release	(NYSE: SSP)
April 14, 2004

CINCINNATI – The E. W. Scripps Company today reported financial results for the first quarter of 2004 that reflect substantial growth in advertising sales and affiliate fees at the company’s national television networks and stronger than expected political advertising revenues at the Scripps broadcast television stations.

Net income for the three-month period ended March 31 was $70.5 million vs. $52.7 million during the same period a year ago. First quarter earnings per share were 86 cents compared to 65 cents in the first quarter of 2003. Total segment operating revenues increased 15 percent to $514 million.

First quarter 2004 net income includes an after-tax gain on investments of $9.5 million, or 12 cents a share.

The rapid growth of Scripps Networks accounted for most of the improvement in first quarter operating results.

Segment profits at Scripps Networks increased 50 percent to $62.3 million during the three-month period. Scripps Networks advertising revenues were up 31 percent year-over-year to $122 million and affiliate fee revenues increased 53 percent to $33.9 million. Total revenues at Scripps Networks were up 36 percent to $159 million.

Scripps Networks includes the company’s portfolio of popular, national cable and satellite television networks, including Home & Garden Television, Food Network, DIY – Do It Yourself Network and Fine Living.

Stronger than expected political advertising at the company’s local broadcast television stations also contributed to improved consolidated results. Local and national advertising, other than political, also was strong enough during the quarter to overcome last year’s $3.8 million in Super Bowl related revenue on the company’s six ABC affiliates. Broadcast television segment profits were up 10 percent in the first quarter to $17.2 million. Total broadcast television revenues were up 7.8 percent to $75.7 million for the three-month period.

Political advertising revenues at Scripps stations reached $4.2 million during the first three months of the year compared to $200,000 during the same period in 2003. For comparison purposes, political advertising revenues at Scripps stations during the first quarter of the 2000 presidential election year were $1.7 million.

At the company’s newspapers, total revenues were up 3.4 percent to $179 million during the first quarter. Newspaper advertising revenues were up 4.1 percent to $139 million, led by an 11 percent increase in employment classified advertising revenues. Newspaper division segment profits declined 6.8 percent to $59.1 million.

Newspaper segment profits were held back, in part, by higher employee benefit costs and an 11 percent increase in newsprint prices. Newspaper segment profits were also reduced by a $2 million accrual for bad debt expenses recorded during the first quarter in response to a federal court ruling in the Kmart Corp. bankruptcy case.

In February the U.S. Court of Appeals for the 7th Circuit affirmed a U.S. District Court ruling that Kmart incorrectly paid certain companies, including many Scripps newspapers, which had been identified by Kmart as “critical vendors.” As a result of the ruling, Kmart has been ordered to seek recovery of those payments, which were made in 2002 after bankruptcy proceedings were initiated. The payments made to Scripps newspapers were for advertising that was purchased and published in the company’s newspapers prior to Kmart’s bankruptcy filing.

At the Shop At Home Network, first quarter revenues rose 27 percent to $74 million. Implementation of the company’s television commerce strategy at Shop At Home reduced segment profits by $3.6 million and earnings per share by about 4 cents. Scripps is integrating management of Shop At Home with its Scripps Networks division and shifting the mix of retail products offered for sale on the network to align more closely with the consumer categories targeted by the company’s national lifestyle programming networks.

“Scripps had a solid first quarter, led by outstanding performance at the company’s national lifestyle television networks and strong political advertising revenues at our local broadcast television stations,” said Kenneth W. Lowe, president and chief executive officer for Scripps.

“Home & Garden Television and Food Network, once again, achieved double digit revenue and profit growth as the targeted nature of our networks and the quality of our programming continues to resonate with viewers and advertisers,” Lowe said. “We’re also succeeding in building brand strength at our newer networks, DIY and Fine Living. DIY is approaching the important 30-million distribution threshold and Fine Living continues to show solid distribution growth early in its development. Both networks showed promising revenue growth during the quarter.”

“At Shop At Home Network, strong retail sales helped us offset some of the costs related to the implementation of our emerging television commerce strategy,” Lowe said. “We’re making progress repositioning Shop At Home and getting the right pieces in place to move the business forward.”

“Improved quarterly results at our broadcast television stations reflect stronger than expected political advertising revenues during the period,” Lowe said. “The Scripps television station group is benefiting from the early start of the presidential ad campaigns and from having top-rated stations in the key electoral states of Michigan, Ohio and Florida.”

“At our newspapers, overall advertising was up for the three-month period, with the help wanted classified category accounting for the biggest gain,” Lowe said. “The improving newspaper advertising environment, we believe, is an encouraging sign that the recovery in the national economy is gaining strength. While newspaper ad revenues improved, segment profits for the division were held back by the rising cost of newsprint, higher employee benefit costs and an increase in the reserve for bad debt related to the Kmart bankruptcy.”

Here are detailed first-quarter results by segment:

Scripps Networks

Scripps Networks segment profits were $62.3 million, up 50 percent from $41.6 million in the prior year period.

Scripps Networks advertising revenue increased 31 percent to $122 million. Affiliate fee revenue was $33.9 million, up 53 percent.

Programming expense increased 29 percent to $38.1 million.

Home & Garden Television contributed $44.0 million to segment profits, up 27 percent from the year-ago period. HGTV revenues grew 27 percent to $85.1 million. Home & Garden Television now reaches about 86 million domestic subscribers.

Food Network had revenues of $63.1 million, up 40 percent. The network contributed $27.1 million to segment profits, up 51 percent from the first quarter last year. Food Network reaches 84 million domestic subscribers.

Revenues at DIY were $6.8 million compared to $3.5 million in 2003. Development costs at DIY reduced segment profits by $2.4 million compared to a $3.7 million reduction in segment profits in 2003. DIY can be seen in about 28 million households, up from about 15 million a year ago.

Fine Living revenues increased to $3.7 million from about $1 million the previous year. Development costs at Fine Living reduced segment profit by $5.2 million vs. a $7.1 million reduction in segment profits in 2003. Fine Living reaches about 21 million households vs. 14 million at this time a year ago.

Newspapers

Total newspaper segment profits were $59.1 million, down 6.8 percent.

Advertising revenues at newspapers managed solely by Scripps were $139 million, up 4.1 percent. Advertising revenues broken down by category were:

•	Local retail, up 0.4 percent to $42.7 million.

•	Classified, up 4.6 percent to $55.7 million.

•	National, up 8.6 percent to $9.5 million.

•	Preprint and other, up 7.1 percent to $31.2 million.

Circulation revenues were $35.2 million, down 0.9 percent.

Newsprint expenses increased about 12 percent on an 11 percent increase in newsprint prices.

The company’s joint operating agreement newspapers contributed $5.9 million in segment profits vs. $6.6 million last year. The decline was primarily attributable to weak results in the Cincinnati market and an increase in Denver’s reserve for bad debt related to the Kmart bankruptcy.

Broadcast Television

Broadcast television segment profits increased 10 percent to $17.2 million.

Broadcast television revenues increased 7.8 percent to $75.7 million.

Advertising revenues broken down by category were:

•	Political, $4.2 million vs. $200,000.

•	Local, up 2.1 percent to $44.4 million.

•	National, up 0.5 percent to $22.6 million.

•	Other, up 12 percent to $4.5 million.

Shop At Home Network

Shop At Home Network revenues were $74 million, up 27 percent from the same year-ago period.

Shop At Home reported a segment loss of $3.6 million vs. a segment loss of $5.9 million in the same period a year ago.

The network reached an average 48 million full-time equivalent homes during the quarter.

Licensing and Other Media

Segment profit was $4.3 million, up 10 percent from the year-ago period.

Revenues were down 3.0 percent to $26.7 million.

Guidance

Based on advance advertising sales, the company currently anticipates second quarter 2004 advertising revenue for Scripps Networks will be up about 35 percent year over year. Affiliate fee revenue for Scripps Networks is expected to increase about 40 percent during the quarter, net of distribution fee amortization. Programming and marketing expenses are expected to increase about 30 percent in the second quarter as the company continues to invest in building viewership across all four networks. Investments in the development of DIY, Fine Living and video-on-demand and broadband programming services are expected to reduce segment profits by about $8 million and earnings per share by about 7 cents during the quarter.

Newspaper advertising revenues are expected to be up 4 to 6 percent over the prior year in the second quarter.

At the company’s broadcast television stations, advertising revenues, including political, are expected to be up about 8 to 10 percent in the second quarter.

The company’s continuing investment in the Shop At Home Network is expected to reduce second quarter segment profits by about $7 million and earnings per share by about 7 cents.

Due primarily to increased profitability of the Food Network and the company’s allocation of operating income to Tribune Company, which owns 31 percent of the network, minority interest is expected to be between $11 and $12 million in the second quarter.

During the second quarter the company anticipates it will realize a $6.5 million after-tax gain on the sale of real estate to the City of Cincinnati. The real estate, which is the current location of the company’s Cincinnati television station, will be acquired through eminent domain to accommodate expansion of the city’s convention center. The television station, WCPO-TV, Channel 9, is in the process of moving to a newly constructed facility in downtown Cincinnati.

Excluding the gain on the sale of the WCPO property, second quarter earnings per share are expected to be between 92 cents and $1.02. Earnings per share during the second quarter of 2003 were 80 cents, including investment write-downs of about 3 cents per share.

Conference call

The senior management team at Scripps will discuss the company’s first quarter results during a telephone conference call at 11 a.m. EDT today. Scripps will offer a live audio Web cast of the conference call. To access the Web cast, visit www.scripps.com, choose “Investor Relations,” then follow the “Live Web Cast” link at the top of the page. Listeners need Windows Media Player to access the call online.

To access the conference call by telephone, dial 1-888-428-4480 (U.S.) or 1-651-291-0561 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (first quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 2:30 p.m. EDT April 14 until 11:59 p.m. EDT Monday, April 19. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 725316.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Investor Relations” then follow the “Audio Archives” link at the top of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2003 SEC Form 10K.

About Scripps

The E.W. Scripps Company is a diverse media concern with interests in newspaper publishing, broadcast television, national television networks, interactive media and television-retailing. Scripps operates 21 daily newspapers, 10 broadcast TV stations, four cable and satellite television programming services and a television retailing network. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps Networks brands include Home & Garden Television, Food Network, DIY — Do It Yourself Network and Fine Living. HGTV reaches about 86 million U.S. television households and Food Network can be seen in about 84 million households. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com and fineliving.com. Scripps Networks programming can be seen in 86 countries.

The company’s television retailing subsidiary, Shop At Home Network, markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 48 million full-time equivalent U.S. households.

Scripps also operates Scripps Howard News Service and United Media, which is the worldwide licensing and syndication home of PEANUTS and DILBERT.

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Contact: Tim Stautberg, The E.W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

	Three months ended March 31,
(in thousands, except per share data)	2004	2003	Fav(Unf)
Operating revenues	$513,656	$445,194	15.4%
Costs and expenses	(399,660)	(352,366)	(13.4)%
Depreciation and amortization of intangibles	(15,737)	(15,976)	1.5%

Operating income	98,259	76,852	27.9%
Interest expense	(7,395)	(8,003)	7.6%
Equity in earnings of JOAs and other joint ventures	16,663	17,553	(5.1)%
Interest and dividend income	1,227	1,378	(11.0)%
Other investment results, net of expenses	14,674
Miscellaneous, net	203	263	(22.8)%

Income before income taxes and minority interests	123,631	88,043	40.4%
Provision for income taxes	44,870	34,508	(30.0)%

Income before minority interests	78,761	53,535	47.1%
Minority interests	8,242	846

Net income	$70,519	$52,689	33.8%

Net income per diluted share of common stock	$.86	$.65	32.3%

Weighted average diluted shares outstanding	82,184	80,997

See notes to results of operations.

Notes to Results of Operations

1. RESTRUCTURING CHARGES AND OTHER ITEMS

Net income was affected by the following:

Other investment results in the first quarter of 2004 represent realized gains from the sale of certain investments, including Digital Theater Systems. Net income was increased by $9.5 million, $.12 per share.

2. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. Our chief operating decision maker (as defined by Financial Accounting Standard (“FAS”) 131 – Segment Reporting) evaluates the operating performance of our business segments using a measure we call segment profits. Segment profits excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profits generally result from prior decisions or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of past decisions regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the manager of those business segments in the current period.

We account for our share of the earnings of joint operating agreements (“JOAs”) using the equity method of accounting. Our equity in earnings of JOAs is included in “Equity in earnings of JOAs and other joint ventures” in our Results of Operations. Newspaper segment profits include equity in earnings of JOAs and other joint ventures. Scripps Networks segment profits include equity in earnings of FOX Sports Net South and certain other joint ventures.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our Results of Operations is as follows:

	Three months ended March 31,
(in thousands)	2004	2003	Fav(Unf)
Segment operating revenues:
Newspapers managed solely by us	$178,473	$172,546	3.4%
Newspapers operated pursuant to JOAs	58	51	13.7%

Total newspapers	178,531	172,597	3.4%
Scripps Networks	158,769	116,570	36.2%
Broadcast television	75,658	70,173	7.8%
Shop At Home	73,979	58,317	26.9%
Licensing and other media	26,719	27,537	(3.0)%

Total operating revenues	$513,656	$445,194	15.4%

Segment profit (loss):
Newspapers managed solely by us	$53,244	$56,776	(6.2)%
Newspapers operated pursuant to JOAs	5,852	6,607	(11.4)%

Total newspapers	59,096	63,383	(6.8)%
Scripps Networks	62,305	41,600	49.8%
Broadcast television	17,227	15,606	10.4%
Shop At Home	(3,621)	(5,933)
Licensing and other media	4,270	3,871	10.3%
Corporate	(8,618)	(8,146)	(5.8)%

Total segment profit	130,659	110,381	18.4%

Depreciation and amortization of intangibles	(15,737)	(15,976)	1.5%
Interest expense	(7,395)	(8,003)	7.6%
Interest and dividend income	1,227	1,378	(11.0)%
Other investment results, net of expenses	14,674
Miscellaneous, net	203	263	(22.8)%

Income before income taxes and minority interests	$123,631	$88,043	40.4%

	Three months ended March 31,
(in thousands)	2004	2003	Fav(Unf)
Depreciation:
Newspapers managed solely by us	$5,221	$5,571	6.3%
Newspapers operated pursuant to JOAs	296	321	7.8%

Total newspapers	5,517	5,892	6.4%
Scripps Networks	2,575	2,462	(4.6)%
Broadcast television	4,616	4,650	0.7%
Shop At Home	1,665	1,109	(50.1)%
Licensing and other media	158	158	0.0%
Corporate	543	548	0.9%

Total depreciation	$15,074	$14,819	(1.7)%

Amortization of intangibles:
Newspapers managed solely by us	$106	$104	(1.9)%
Newspapers operated pursuant to JOAs	67	67

Total newspapers	173	171	(1.2)%
Scripps Networks	147	585	74.9%
Broadcast television	19	31	38.7%
Shop At Home	324	370	12.4%

Total amortization of intangibles	$663	$1,157	42.7%

3. JOINT OPERATING AGREEMENTS

Four of our newspapers are operated pursuant to the terms of JOAs. The Newspaper Preservation Act of 1970 provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine their sales, production and business operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. Each newspaper in a JOA partnership maintains a separate and independent editorial operation.

Gannett Newspapers has notified us of its intent to terminate the Cincinnati JOA upon its expiration in 2007. We intend to continue publishing the Cincinnati Post and Kentucky Post newspapers for the duration of the agreement.

Information related to the operating results of our JOAs is as follows:

	Three months ended March 31,
(in thousands)	2004	2003	Fav(Unf)
Equity in earnings of JOAs:
Denver	$5,963	$5,984	(0.4)%
Cincinnati	4,978	5,574	(10.7)%
Other	4,504	4,083	10.3%

Total equity in earnings of JOAs	15,445	15,641	(1.3)%
Operating revenues	58	51	13.7%

Total	15,503	15,692	(1.2)%

Contribution to segment profit:
Denver	120	569	(78.9)%
Cincinnati	2,955	3,634	(18.7)%
Other	2,777	2,404	15.5%

Total contribution to segment profit	$5,852	$6,607	(11.4)%

4. SCRIPPS NETWORKS

Financial information for each of our four national networks is as follows:

	Three months ended March 31,
(in thousands, except per share data)	2004	2003	Fav(Unf)
HGTV:
Operating revenues	$85,098	$66,915	27.2%
Contribution to segment profit	44,001	34,788	26.5%
Net income effect	26,242	20,022	31.1%
Net income effect per share of diluted common stock	$.32	$.25	28.0%

Food Network:
Operating revenues	$63,142	$45,201	39.7%
Contribution to segment profit	27,083	17,926	51.1%
Net income effect:
Income before minority share	15,524	9,511	63.2%
Minority owner share of net income	4,637	825

Net income effect	10,887	8,686	25.3%
Net income effect per share of diluted common stock	$.13	$.11	18.2%

DIY:
Operating revenues	$6,792	$3,487	94.8%
Contribution to segment profit (loss)	(2,411)	(3,691)	34.7%
Net income (loss) effect	(1,703)	(2,451)	30.5%
Net income (loss) effect per share of diluted common stock	$(.02)	$(.03)	33.3%

Fine Living:
Operating revenues	$3,688	$856
Contribution to segment profit (loss)	(5,152)	(7,072)	27.1%
Net income (loss) effect	(3,351)	(4,412)	24.0%
Net income (loss) effect per share of diluted common stock	$(.04)	$(.05)	20.0%

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: March	The E.W. Scripps Company
Report date: April 14, 2004	513-977-3826

	March			Year-to-date
( amounts in millions, unless otherwise noted )	2004	2003	%	2004	2003	%
SEGMENT OPERATING REVENUES
Newspapers	$61.8	$64.0	(3.4)%	$178.5	$172.6	3.4%
Scripps Networks	60.5	42.8	41.4%	158.8	116.6	36.2%
Broadcast Television	28.7	24.9	15.3%	75.7	70.2	7.8%
Shop At Home	23.9	15.9	50.9%	74.0	58.3	26.9%
Licensing and Other Media	8.6	8.9	(2.8)%	26.7	27.5	(3.0)%

TOTAL	$183.6	$156.5	17.4%	$513.7	$445.2	15.4%

NEWSPAPERS
Operating Revenues
Local	$14.7	$15.4	(4.5)%	$42.7	$42.5	0.4%
Classified	19.1	20.2	(5.3)%	55.7	53.2	4.6%
National	3.3	3.2	3.6%	9.5	8.8	8.6%
Preprints and other	11.4	11.2	1.3%	31.2	29.2	7.1%

Newspaper advertising (3)	48.5	50.0	(3.0)%	139.1	133.7	4.1%
Circulation	11.6	12.8	(9.2)%	35.2	35.6	(0.9)%
Other	1.8	1.3	37.2%	4.2	3.4	23.9%

Newspapers	$61.8	$64.0	(3.4)%	$178.5	$172.6	3.4%

Ad inches (excluding JOAs) (in thousands)
Local	657	656	0.0%	1,871	1,825	2.5%
Classified	911	956	(4.7)%	2,631	2,564	2.6%
National	111	113	(1.1)%	322	311	3.6%

Full run ROP	1,679	1,725	(2.7)%	4,824	4,700	2.6%

Share of JOA operating profits (1)	$5.3	$6.9	(22.9)%	$15.4	$15.6	(1.3)%

SCRIPPS NETWORKS
Operating Revenues
Advertising	$48.1	$35.3	36.1%	$122.4	$93.2	31.4%
Affiliate fees, net	11.5	7.1	63.1%	33.9	22.2	52.5%
Other	0.9	0.4	124.0%	2.5	1.2	108.1%

Scripps Networks	$60.5	$42.8	41.4%	$158.8	$116.6	36.2%

Subscribers (2)
HGTV				85.5	80.4	6.3%
Food Network				84.2	78.4	7.4%

BROADCAST TELEVISION
Operating Revenues
Local	$15.7	$14.9	5.1%	$44.4	$43.4	2.1%
National	8.8	8.1	7.7%	22.6	22.5	0.5%
Political	2.4	0.1		4.2	0.2
Other	1.8	1.7	5.6%	4.5	4.0	11.5%

Broadcast Television	$28.7	$24.9	15.3%	$75.7	$70.2	7.8%

SHOP AT HOME
Operating Revenues
Shop At Home	$23.9	$15.9	50.9%	$74.0	$58.3	26.9%

Avg. full-time equivalent homes	47.9	45.7	4.8%	47.6	45.9	3.7%

(1)	Excludes editorial costs and proportionate share of JOA activities.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(3)	March 2004 had 4 Sundays, versus 5 Sundays in 2003.